SECTOR CAPITAL MANAGEMENT, LLC
                           PERSONAL INVESTMENT POLICY
                                 CODE OF ETHICS
                              REVISED, AUGUST 2007

This is a policy and procedures memorandum for compliance with Section 204A of the Advisers Act. It has been developed for Sector Capital Management, LLC. based on the current nature and particular circumstances of its business. The policy and procedures will be updated as circumstances dictate.

Statement of General Principles
-------------------------------
Sector Capital Management has incorporated in its code of ethics general fiduciary principles that govern personal investments activities. These principles reflect the following: (1) Sector Capital Management and all its employees have the duty at all times to place the interests of shareholders first; (2) the requirement that all personal securities transactions be conducted consistent with the code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that Sector Capital Management personnel should not take inappropriate advantage of their positions.

The following is a list of items for the Personal Trading Policy and Procedures guidelines:

1. The Firm's principals' are William L. Gurner, Rex A Morrison and George S. Kirk II.

2. William L. Gurner has been appointed as the Compliance Officer of the Firm. From time to time, Sector Capital will schedule training sessions with officers or counsel to provide guidance and answer questions.

3. William L. Gurner will review all personal brokerage accounts of employees monthly. Any suspicious trades will be documented in writing and kept on file.

4. The Firm has an initial certification program in place and an ongoing yearly program where each employee certifies annually they are aware of the definition of prohibitive and insider trading and they have not engaged in any type of misconduct for the previous year. All employees will receive a copy of these supervisory procedures and will sign a copy to be maintained on file with Sector Capital Management, LLC. A detailed policy and procedure memorandum is provided to employees to sign. It is updated as required.

5. Preclearance: Sector Capital employees must preclear personal securities investments with the written authorization of the Compliance Committee. The written authorization shall identify the securities, the amount to be purchased, the price range, and the estimated trade date(s), all of which may be approximate or within a reasonable range. A member to of the Compliance Committee shall initial the authorization. See authorization form or a copy of e-mail request is acceptable.

6. Private Placements: Historically, Sector Capital Management has never purchased private placements securities on behalf of its clients. Therefore, it is not anticipated that conflicts or potential conflicts will arise in connection with personal investments in securities issued in private placements. However, privately issued securities may, from time to time, be purchased by Sector Capital employees and shall therefore be subject to the following.


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Require  express prior  approval of any  acquisition of securities by investment personnel. Investment personnel who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in any investment company's subsequent consideration of an investment in the issue. In such circumstances, the investment company's decision to purchase securities of the issuer should be subject to an independent review by investment personnel with no personal interest in the issuer.

7. Initial Public Offerings: Sector Capital employees have not historically purchased securities issued in IPO's for their own accounts or for client accounts (Note - Sector Capital uses subadvisors to manage sectors of the S&P 500 Index and it does not normally buy or sell securities itself). But as a general principal to avoid conflicts of interests, all employees and family are strictly PROHIBITED from participating in any initial public offering. Except if a Sector Capital employee holds privately placed securities in a company engaged in an IPO, the company's securities should not be purchased for client accounts except in special situations where compelling circumstances exist, and with the approval of all members of Compliance Committee.

8. Blackout Periods and Ban on Short-term Trading Profits: Sector Capital personnel are prohibited from executing a securities transaction on a day during which an order is pending to buy or sell that same security on behalf of a client until the client order is executed or withdrawn. Note Sector Capital uses subadvisors to manage sectors of the S&P 500 Index and it does not normally execute trades.

In addition to the Blackout period described above, Sector Capital personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days except under the circumstances listed below.

(a) Certain securities (e.g., options, futures and other derivatives) operate on a trading basis of fewer than 30 days. Although any trades in such securities must receive preclearance, it is anticipated that trades in inherently short-term securities of this nature will be approved, absent unusual conflict-of-interest circumstances. Naked positions in options, futures and other derivatives are prohibited due to the personal financial risk.
(b) Certain personal transactions within the 30-day period will also be approved if exceptional or unusual circumstances are found (e.g., market has moved quickly and clients have sold before the employee sells).

Given the nature of Sector Capital investment advisory activities (note - Sector Capital uses subadvisors to manage sectors of the S&P 500 Index and it does not normally execute trades), the Compliance Committee does not believe that it is necessary to adopt the Investment Company Institute Advisory Group's recommendation that portfolio managers for investment companies be prohibited from buying or selling a security within at least seven calendar days before and after a client account trades in that security. However, all Sector Capital personnel are reminded that the Compliance Committee's prior written approval is always required for personal investments. Therefore, if the level of trading activity in client accounts indicates that additional restrictions or blackout periods are warranted, the Compliance Committee shall be authorized to impose them in connection with approval of any personal investments.


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9. Gifts:  Sector Capital  personnel are  prohibited  from receiving any gift or other thing of more than token value from any person or entity that does business with or on behalf of Sector Capital and its clients.

10. Service as a Director: Sector Capital personnel may not serve on the boards of directors of publicly traded companies unless the Compliance Committee has authorized such service, based on a determination that the board service would be consistent with the interests of Sector Capital and its clients.

11. Record of Securities Transactions: Sector Capital personnel are required to direct their brokers to supply, on a timely basis, duplicate copies of confirmation of all personal securities transactions and copies of periodic statements for all securities accounts. The Compliance Committee (or an employee designated by the Compliance Committee) will periodically check those statements against reported authorized investments.

12. Post-Trade Monitoring: The Compliance Committee will regularly monitor personal investment activity by employees after preclearance has been granted. Personal investments shall be reported and preclearance approval memos shall be kept on file.

13. Disclosure of Personal Holdings: All Sector Capital personnel shall disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis. Disclosures shall include the holdings in family and other accounts subject to this policy.

14. Enforcement: Violations of this policy shall result in penalties imposed by the Compliance Committee, within its discretion. When an employee purchases a security in violation of any personal trading policy, the employee must "break the trade" by immediately reversing the transaction, regardless of whether profit or loss occurs. Where profits are realized, the employee must disgorge them in any manner prescribed by the compliance Committee, so long as the disgorgement does not benefit the employee or Sector Capital. The Compliance Committee may impose additional penalties.

15. Special Situations: Any situations not specifically covered in this policy shall be reviewed and discussed by the Compliance Committee. The Compliance Committee shall also have the authority to interpret any ambiguous provisions of this policy. The determination of the Compliance Committee shall be final.

16.  Certification of Compliance with Personal Investment Policy Code of Ethics:
All Sector Capital personnel are required to certify annually that they have read and understand the code of ethics and recognize that they are subject thereto. Further, all personnel will be required to certify annual that they have complied with the requirements of the code of ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the personal investment policy.




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                        SECTOR CAPITAL MANAGEMENT, L.L.C.

Sector Capital Management certification of Personal Holdings and Compliance with Personal Investment Policy Code of Ethics.

The undersigned hereby certifies the following to Sector Capital Management, L.L.C.

1. I have read and understand the Sector Capital Management, L.L.C. personal investment policy code of ethics and I recognize that I am subject to it.
2. I certify that all my personal securities holdings are disclosed on the attachment to this certification.
3. If this is annual statement, I further certify that (a) I have updated my personal securities holdings disclosure on the attachment, and (b) I have complied with the requirements of the personal investment policy code of ethics and disclosed and reported all personal securities transactions required to be disclosed or reported pursuant to the personal investment policy.



                                                   ------------------------
                                                       Employee


                                                   -----------------------
                                                       Date

As used in this certification, "personal securities holdings" and "personal securities transactions" include those in the accounts of family members, spouses, family trusts, and etc. whenever the Sector Capital employee has investments or voting control over the account or any financial/beneficial interest in the account.









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                                  PROCEDURES OF
                         SECTOR CAPITAL MANAGEMENT, LLC.
                 DESIGNED TO DETECT AND PREVENT INSIDER TRADING

SECTION I.      POLICY STATEMENT ON INSIDER TRADING

     A.   Sector Capital Management, LLC. Policy Statement on Insider Trading.

          Sector Capital Management, LLC. forbids any officer, director, employee, or trainee/intern from trading, either personally or on behalf of others, on material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading". Sector Capital Management, LLC.'s policy applies to every officer, director, employee and trainee/intern and extends to activities within and outside their duties Sector Capital Management, LLC. Every officer, director, employee, and trainee/intern must read and retain this policy statement. Any questions regarding Sector Capital Management, LLC's Policy and Procedures should be referred to William L. Gurner.

     The term "insider trading" is generally used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider" or to communications of material non-public information to others. While the law concerning insider trading is not static, it is understood that the law prohibits:

          1. Trading by an insider, while in possession of material non-public information, or

          2. Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of insider's duty to keep it confidential or was misappropriated, or

          3. Communicating material non-public information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult William L. Gurner.

          1.   Who is an insider?

     The concept of "insider" is broad. It includes officers, directors, employees and trainees/interns of a company. In addition, a person can be a "temporary insider" if he/she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A "temporary insider" can include, among others, a company's attorneys, accountants, consultants, bank lending officers, stockbrokers and trades, and the employees of such organizations. In addition, Sector Capital Management, LLC. may become a "temporary insider" of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outside to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

     2.   What is material information?

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial effect on the price of company's securities. Information that officers, directors, employees, and trainees/interns should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger of acquisition


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     proposals  or  agreements,  major  litigation,  liquidation  problems,  and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to other the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

     3.   What is non-public information?

     Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is general public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS NEWS SERVICES, THE WALL STREET JOURNAL, or other publications of general circulation would be considered public.

     4.   Basis for Liability

          i.   Fiduciary duty theory
               In 1980,  the Supreme  Court  found  there is no general  duty to disclose before trading on material non-public information, but that such duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading.

          In DIRKS V. SEC 463 v. 646 (1983), the Supreme Court stated alternative theories under which non-insiders can acquire the fiduciary duties of insiders can acquire the fiduciary duties of insiders: they can enter a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his/her fiduciary duty to the company's shareholders.

          However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational or even evidence of a relationship that suggests a quid pro quo.

          ii.  Misappropriation Theory

          Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. V. CARPENTER, SUPRA, THE COURT found, in 1987 a columnist defrauded THE WALL STREET JOURNAL when he stole information from the JOURNAL and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to real a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

     5.   Penalties for Insider Trading

          Penalties  for  trading  on  or  communicating   material   non-public
          information are severe, both for individuals involved in such unlawful conduct and their employees. A person can be subject


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          to  some  or all of the  penalties  below  even  if  he/she  does  not personally benefit from the violation.
          Penalties include:
          o    Civil injunctions
          o    Treble damages
          o    Disgorgement of profits
          o    Jail sentences
          o    Fines for the person who  committed  the violation of up to three times the profits gained or loss avoided, whether or not that person actually benefited, and o Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

          In addition, any violation of this policy statement can be expected to result in serious sanctions by Sector Capital Management, LLC, including dismissal of the persons involved.

SECTION II.     PROCEDURES TO IMPLEMENT POLICY STATEMENT AGAINST INSIDER TRADING

          A. Procedures to implement Sector Capital Management, LLC's policy against inside trading.

               The following procedures have been established to aid the officers, directors, employers, and trainees/interns of Sector Capital Management, LLC. in avoiding insider trading, and to aid Sector Capital Management, LLC in preventing, detecting and imposing sanctions against insider trading. Every officer, director, employee and trainee/intern of Sector Capital Management, LLC must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult William L. Gurner.

          1. Before trading for yourself or others, including investment companies or private accounts managed by Sector Capital Management, LLC, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

               i. Is the information material? Is this information that an investor would consider important in making his/her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

               ii. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation?

               If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

               i.   Report the matter immediately to William L. Gurner

               ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or privately managed accounts of Sector Capital Management, LLC.

               iii. Do not  communicate  the  information  inside or  outside of
                    Sector Capital Management, LLC, other than to William L. Gurner.

               iv. After William L. Gurner has reviewed the issue, you will be instructed to continue the prohibitions against trading communication, or you will be allowed to trade and communicate the information.


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          2.   Personal Securities Trading

               All officers, directors, employees, and trainees/interns of Sector Capital Management, LLC shall submit to William L. Gurner a report of every securities transaction in which they, their families (including spouse, minor children and adults living in the same household as the officer, director, employee or trainee/intern), and trusts, of which they ware trustees or in which they have a beneficial interest have participated within thirty days after such transaction. The report shall include the name of the security, date of the transaction, quantity, price, and broker/dealer through which the transaction was effected. This requirement will be satisfied by duplicating all confirmations (or minimum monthly statements) of such trades to William L. Gurner and/or Sector Capital Management. If there are any questions or uncertainties, all officers, directors, employers and trainees/interns of Sector Capital Management, LLC shall obtain clearance from William L. Gurner prior to effecting any securities transaction in which they, their families (including the spouse, minor children and adults living in the same household, as the officer, director, employee or trainee/intern), and trusts of which they are trustees or in which they have a beneficial interest are parties. Sector Capital Management, LLC shall promptly notify the officer, director, employee or trainees/intern of clearance or denial of clearance to trade. Notification of approval or denial of to trade may be verbally given; however, it shall be confirmed in writing within 72 hours of verbal notification.

          3.   Restricting Access To Material Non-public Information

                    Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within Sector Capital Management, LLC except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should have restricted access or be sealed; access to computer files containing material non-public information should also be restricted; conversations that may contain material non-public information must be held in strict confidence, except as provided in paragraph 1 above.

          4.   Resolving Issued Concerning Insider Trading

                    If, after  consideration of the items set forth in paragraph
               1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with William L. Gurner before trading or communicating the information to anyone.

          5.   Acknowledgment

               I have read and understand the foregoing procedures and will comply in all respects with such procedures.


-----------------------          ----------------       ------------------------
Name                             Date                   Witness





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SECTION III.    SUPERVISORY PROCEDURES

     1.   Sector Capital Management, LLC Supervisory Procedures

               The role of William L. Gurner is critical to the implementation and maintenance of Sector Capital Management, LLC's Policy and Procedures against insider trading.

               Supervisory procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

          1.   Prevention of Insider Trading

               To prevent insider trading, William L. Gurner should:

               i. provide, on an annual basis, an educational review program to familiarize officers, directors, employees and trainees/interns with Sector Capital Management, LLC's Policy and Procedures,

               ii. answer questions regarding Sector Capital Management, LLC's Policy and Procedures,

               iii. resolve  issues  of  whether  information   received  by  an
                    officer, director, employee or trainee/intern of Sector Capital Management, LLC is material and non-public,

               iv. review on an annual basis and update as necessary Sector Capital Management, LLC's Policy and Procedures and,

               v. when it has been determined that an officer, director, employee or trainee/intern of Sector Capital Management, LLC has material non-public information,

                    1. implement measures to prevent dissemination of such information, and

                    2. if necessary, restrict officers, directors, employees and trainees/interns from trading the securities, (and

               vi. promptly review, and either approve or disapprove, in writing, each request of an officer, director, employee or trainee/intern for clearance to trade specified securities.)

     2.   Detection of Insider Trading

          To detect insider trading, Sector Capital Management, LLC should:

          i. review the trading activity reports filed by each officer, director, employee and trainee/intern,
          ii. review the trading activity of mutual funds and private accounts managed by Sector Capital Management, LLC,
          iii. review trading activity of Sector Capital Management, LLC own account, and
          iv. coordinate the review of such reports with other appropriate officers, directors, employees or trainees/interns of Sector Capital Management, LLC







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     3.   Special Written Reports

               Promptly, upon learning of a potential violation of Sector Capital Management, LLC's Policy and Procedures to detect and prevent insider trading, William L. Gurner shall prepare a written report providing full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation.

     4.   Annual Review and Acknowledgment

               On an annual basis, or within ten days of a new association or hire, all officers, directors, employees and trainees/interns will review, with William L. Gurner, Sector Capital Management, LLC's Policy and Procedures. All aspects of Sector Capital Management, LLC's Policy and Procedures are thoroughly covered and, an understanding of which is then acknowledged.














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                               CODE OF ETHICS AND
                             INSIDER TRADING POLICY

Sector Capital Management, LLC will maintain all employee brokerage accounts on file and accessible to the Compliance Officer of the firm. These accounts will be reviewed monthly and suspicious trades will be documented in writing and kept on file. Disciplinary action will be based on The Facts and Circumstances.

As a matter of policy Sector Capital Management, LLC strictly prohibits insider trading (for any accounts, clients or employees) and will take necessary steps (not short of termination) to correct any problems that it sees may contribute to the existence of such practices.

I certify that I will not participate in any prohibitive insider trading while employees by Sector Capital Management, LLC and any suspicions that I may encounter in the course of business will be reported to the Compliance Officer. Further, I have not made any transactions based on non-public information in the prior year.



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Dated                                   Signature





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                                        Compliance Officer














Sector Capital Management              11                               03/31/08
Code of Ethics & Insider Trading Policy